Thomas G. Sheehan (207) 228-7165 direct tsheehan@bernsteinshur.com

VIA EDGAR

December 30, 2020

Ms. Karen Rossotto

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	FSI Low Beta Absolute Return Fund - File No. 811-22595

Dear Ms. Rossotto:

Enclosed please find Post-Effective Amendment No. 3 under the Securities Act of 1933, as amended (the “1933 Act”) and Amendment No. 20 under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Amendment”) to the Registration Statement on Form N-2 (the “Registration Statement”) of FSI Low Beta Absolute Return Fund (the “Fund”). Pursuant to Rule 486(b) under the 1933 Act, it is proposed that the Amendment become effective immediately.

We have acted as counsel for the Fund in connection with the filing of this Amendment with the United States Securities and Exchange Commission (“SEC”). In connection with the filing of this Amendment, we hereby represent, pursuant to Rule 486(b), that the Amendment does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule 486(b).

Please do not hesitate to contact me at (207) 228-7165 or e-mail me at tsheehan@bernsteinshur.com if you have any questions regarding this filing.

Very truly yours,

Thomas G. Sheehan